GOLDMAN SACHS TRUST

                       Consent of Sole Shareholder of the
                       Goldman Sachs Enhanced Income Fund



The undersigned, being the sole shareholder of the Goldman Sachs Enhanced Income Fund (the "Fund"), a series of Goldman Sachs Trust, a Delaware business trust (the "Trust"), hereby consents to and takes the following action in writing in lieu of a meeting:

                  RESOLVED, that the form, terms and provisions of the Management Agreement between the Fund and Goldman Sachs Asset Management, dated April 30, 1997 as amended August 1, 2000, a copy of which has been presented to the undersigned, be, and hereby are, in all respects approved.

                  FURTHER RESOLVED, that the investment objective and fundamental investment restrictions of the Fund as set forth in the Trust's Prospectus and Statement of Additional Information dated August 1, 2000, be and hereby are, approved.

Dated:  July 28, 2000



                          THE COLDMAN SACHS GROUP, INC.



                          By:          /S/ David B. Ford
                                       -------------------------
                          Name:        David B. Ford
                          Title:       Managing Director